Exhibit 23

Scott Wilson Roscoe Postle Associates Inc	Suite 501, 55 University Avenue, Toronto, ON M5J 2H7 T (416) 947-0907 F (416) 947-0395 www.scottwilson.com

CONSENT OF EXPERT

United States

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7010

Autorité des marchés financiers

Direction des Marchés des Capitaux 800, Square Victoria, 22nd Floor

Tour de la Bourse, C.P. 246

Montreal (Quebec) H4Z 1 G3

Alberta Securities Commission

4th Floor, 300 - 50' Avenue SW Calgary, Alberta T2P 3C4

Ontario Securities Commission

20 Queen Street West, Suite 1903

Toronto, Ontario M5H3S8

British Columbia Securities Commission

P.O. Box 10142, Pacific Centre

701 West Georgia Street

Vancouver, British Columbia V7Y 11L2

Re: Strateco Resources Inc.

I, David A. Ross, M.Sc., P. Geo., of Scott Wilson Roscoe Postle Associates Inc., is an author of a Memorandum entitled

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"The Matoush Mineral Resources Update", dated September 18, 2009.

(the "Memorandum"). I do hereby consent to the use of my name in connection with the Memorandum and the summary of, or the extracts from, the Memorandum in Form 10-Q for the period ended September 30, 2009 being filed with the United States Securities and Exchange Commission, and Management Discussion and Analysis for the quarter ended September 30, 2009, filed with the Autorité des marchés financiers and the Alberta, Ontario and British Columbia Securities Commission on November 9, 2009.

I also confirm that I have read the written disclosure being filed and that it fairly and accurately represents the information in the Memorandum that supports the above-named disclosure.

Dated this 9th day of November, 2009.

(Signed) “David A. Ross”

David A. Ross, M.Sc., P.Geo. Senior Consulting Geologist

Email: david.ross@scottwilson.com